Exhibit 99.1

For Immediate Release: Tuesday, May 20, 2014

GM Recalls 2.42 Million Vehicles in Four U.S. Recalls

DETROIT - In a continuing effort to quickly address emerging safety issues, General Motors announced today it is recalling about 2.42 million vehicles in four separate U.S. recalls. The recalls are for:

•
1,339,355 Buick Enclave, Chevrolet Traverse, GMC Acadia full-size crossovers from the 2009-2014 model years and Saturn Outlooks from 2009-2010 because front safety lap belt cables can fatigue and separate over time. In a crash, a separated cable could increase the risk of injury to front seat passengers.

•
1,075,102 of the previous generation 4-speed automatic transmission Chevrolet Malibu and from the 2004-2008 model years and Pontiac G6 from the 2005-2008 model years because of a shift cable that could wear out over time, resulting in mismatches of the gear position indicated by the shift lever.

•
1,402 Cadillac Escalades and Escalade ESVs from the 2015 model year because an insufficiently heated plastic weld that attaches the passenger side air bag to the instrument panel assembly could result in a partial deployment of the air bag in the event of a crash.

•
58 Chevrolet Silverado HD and GMC Sierra HD full-size pickups from the 2015 model year because retention clips attaching the generator fuse block to the vehicle body can become loose and lead to a potential fire.

There have been no fatalities associated with these recalls.
GM has added 35 product investigators since the beginning of 2014, and, including those announced today, has initiated 29 safety and non-compliance recalls in the U.S. so far this year. Two of the recalls involve fewer than 100 vehicles.

In the full-size crossover recall, the flexible steel cable that connects the safety belt to the vehicle at the outside of the front outboard seating positions can fatigue and separate over time as a result of occupant movement into the seat. GM has told dealers they cannot sell new or used models of the vehicles until repairs are made.

The previous generation Malibu, Malibu Maxx and Pontiac G6 were added to an April 29 recall for certain 4-speed transmission Aura models from the 2007-2008 model year. The Malibu and G6 vehicles equipped with a 4-speed automatic transmission have a condition in which the transmission shift cable may fracture. When the fracture occurs, the driver may not be able to select a different gear, remove the key from the ignition or place the transmission in park.

GM is aware of 18 crashes and one injury among the 4-speed Malibu and G6 population. Dealers will replace the shift cable and attachment bracket at no charge to the customer.

GM stopped sale of the 2015 Escalade and Escalade ESV and sent overnight letters, called and emailed the 224 customers who had taken delivery of the vehicles and instructed them to not let occupants sit in the front passenger seat until the vehicle has been serviced. GM knows of no crashes or injuries associated with the Escalades.

The passenger airbag module is attached to a chute adhered to the backside of the instrument panel with an infrared weld that was not sufficiently heated. The issue has been corrected at the supplier and Escalade production is under way at the Arlington, Texas, Assembly Plant.

In the heavy-duty truck recall, certain 2015 model year Chevrolet Silverado HD and GMC Sierra HD model vehicles equipped with a 220 Amp Generator have a condition where the retention clips that attach a fuse block to the vehicle body can become loose, allowing the fuse block to move out of position and lead to a potential fire. No crashes or injuries are known to be associated with the trucks.

GM expects to take a charge of up to approximately $400 million in the second quarter, primarily for the cost of recall-related repairs announced in the quarter. This amount includes a previously disclosed $200 million charge for the five recalls announced May 16.
General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com

###

CONTACT:
Alan Adler
GM Communications.
313-319-8486
alan.adler@gm.com